Praxair, Inc. and Subsidiaries

EXHIBIT 10.01

NON-EMPLOYEE DIRECTOR
RESTRICTED STOCK UNIT AWARD
UNDER THE
AMENDED AND RESTATED 2009 PRAXAIR,INC.
LONG TERM INCENTIVE PLAN

Effective as of [___] (the “Grant Date”), [____] (“Participant”) is hereby granted the following Restricted Stock Unit (“RSU”) Award under the Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan, which are incorporated herein by reference, and those set forth below. The Plan shall control in the event of any conflict between the terms and conditions of the Plan and those set forth in this Award.

A copy of the Plan has been made available to the Participant, and the Participant hereby acknowledges that he or she has read and understands the Plan and this Award. Capitalized terms used herein and not defined shall have the meanings set forth in the Plan, as the same may be amended from time to time. For purposes of this Award, Praxair, Inc. (the “Company”) and its Subsidiaries are collectively referred to herein as “Praxair”.

1.
Award of Restricted Stock Units. The Participant is hereby granted an award of [_____] notional RSUs (the “Award”). Each RSU represents a bookkeeping entry which is intended to be equal in value to a single Share.

2.	Vesting of Award.

a.
Vesting. Except as otherwise provided in the Plan, this Award shall vest and become non-forfeitable on the day before the first annual meeting of shareholders of the Company occurring after the Grant Date if, and only if, the Participant has continuously served on the Board of Directors of the Company at all times from the Grant Date through the date of such annual meeting (the “Vesting Date”). Termination of such service for any reason prior to the Vesting Date shall result in a full and immediate forfeiture of the Award, except as provided in Section 2.b below.

b.
Change in Control. Change in Control. Notwithstanding any provision of this Section 2 to the contrary, in the event of a Change in Control occurring prior to the Vesting Date, except to the extent that a Replacement Award meeting the requirements set forth below is provided to the Participant to replace this Award, this Award shall become immediately vested.

(i)
Except as otherwise provided herein, a “Replacement Award” means an award: (a) having a value at least equal to the value of this Award as determined by the Committee in its sole discretion; (b) relating to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; (c) which shall also become fully vested upon the Participant’s termination of service as a Director occurring in connection with, or during the period immediately after, such Change in Control but before the Vesting Date; and (d) with such other terms and conditions that are not less favorable to the Participant than the terms and conditions of this Award.

(ii)
If, immediately following the occurrence of a Change in Control, Shares of Praxair, Inc. common stock continue to be publicly traded, a Replacement Award may, in the sole discretion of the Committee, take the form of a continuation of this Award, subject to such adjustments as the Committee shall determine to be necessary to ensure that such Replacement Award remains no less favorable to the Participant than this Award.

(iii)
The determination of whether the conditions of this Section 2.b. are satisfied shall be made by the Committee in its sole discretion. All references to the Committee in this Section 2.b. shall mean the Committee as constituted immediately before the Change in Control.

3.	Payment of Vested Award; Treatment upon Change in Control.

a.
This Award shall be settled on the first business day on or next following the Vesting Date (the “Settlement Date”). Settlement of the Award shall occur by payment to the Participant of a number of Shares equal to the number of RSUs granted under this Award (plus any vested accrued Dividend Equivalents pursuant to Section

4.b.) or, in connection with a Change in Control, such other form of payment having an equivalent value as may be authorized by the Committee in its sole discretion.

4.	Other Terms and Conditions. It is understood and agreed that the Award of RSUs evidenced hereby is subject to the following terms and conditions:

a.
Rights of Participant. Except as provided in Section 4.e., the Participant shall have no right to transfer, pledge, hypothecate or otherwise encumber the Award. Prior to the payment of Shares in satisfaction of this Award, the Participant shall have none of the rights of a stockholder of the Company with respect to the Award, including, but not limited to, voting rights and the right to receive dividends, subject to the accrual of dividend equivalents provided in Subsection (b) below.

b.
Dividend Equivalents. As of the date any dividend is paid to holders of Shares, regardless of whether the Director is then a Director, the Award will be credited with additional RSUs equal to the number of Shares that could have been purchased with the amount which would have been paid as dividends on that number of Shares (including fractions of a share to three decimals) equal to the number of RSUs then subject to this Award as of the record date applicable to such dividend.  The number of additional RSUs to be credited will be calculated to three decimals by dividing the amount which would have been paid as dividends by the closing price of a Share as reported on the New York Stock Exchange as of the date the dividend would have been paid.  In the case of dividends paid in property other than cash, the amount of the dividend shall be deemed to be the fair market value of the property at the time of the payment of the dividend, as determined in good faith by the Committee. Dividend Equivalents shall be settled in Shares on the Settlement Date, and any fractional amount shall be rounded down to the nearest whole share.

c.
No Right to Continued Service as a Director. This Award shall not confer upon the Participant any right with respect to continuance of service as a director of the Company, nor shall this Award interfere with the right of the Company’s Board of Directors or the shareholders to remove the Participant as a director, with or without cause.

d.
No Right to Future Awards. The Participant’s selection to receive this Award shall in no way entitle him/her to receive, or otherwise obligate the Company or its Board of Directors to provide the Participant, any future RSUs or other awards under the Plan or otherwise.

e.	Transferability. This Award is not transferable other than:

(i)	in the event of the Participant’s death, in which case this Award shall be transferred to the Participant’s executor, administrator, or legal representative, or

(ii)	pursuant to a domestic relations order.

Any transfer of this Award, in whole or in part, is subject to acceptance by the Company in its sole discretion and shall be affected according to such procedures as the Governance Committee (or other designated committee) of the Board of Directors of the Company may establish. The provisions of this Award, relating to the Participant, shall apply to this Award notwithstanding any transfer to a third party.

f.
Cancellation of Award. Notwithstanding any other provision of this Award, the Committee may, in its sole discretion, cancel, rescind, suspend, withhold, or otherwise limit or restrict this Award, and/or recover any gains realized by the Participant in connection with this Award, in the event any actions by the Participant are determined by the Committee to (i) constitute a conflict of interest with Praxair, (ii) be prejudicial to Praxair’s interests, or (iii) violate any non-compete agreement or obligation of the Participant to Praxair, any confidentiality agreement or obligation of the Participant to Praxair, or Praxair’s applicable policies.

5.
Tax Withholding. Upon the Settlement Date, the Company may deduct from the number of Shares (or other form of payment if applicable) otherwise due the Participant, Shares (or other form of payment if applicable)having a Fair Market Value (or fair market value in the event of payment other than in Shares) sufficient to discharge all applicable federal, state, city, local or foreign taxes of any kind, if any, required to be withheld with respect to such payment; provided that, if Shares are so withheld, they shall be withheld only up to the minimum required tax withholding rates or such other rate that will not trigger a negative accounting impact on the Company. In the alternative, the Company shall have the right to require the Participant to pay cash to satisfy any applicable withholding taxes as a condition to the payment of the Award.

6.
References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Award.

7.	Governing Law. This Award shall be governed by and construed in accordance with the laws of Connecticut, without giving effect to principles of conflict of laws.

8.
No Third Party Beneficiaries. Except as expressly provided in the Plan or herein, neither the Plan nor this Award will confer on any person other than Praxair and the Participant any rights or remedies under the Plan or hereunder.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its proper officer hereunto duly authorized, as of the day and year first hereinabove written.

Praxair, Inc.

By: